Exhibit 99.01

Valero Energy Corporation Provides Guidance on

First Quarter 2021 Results

SAN ANTONIO, April 8, 2021 – Valero Energy Corporation (NYSE:VLO) is providing preliminary estimated ranges for certain financial information reflecting market and operating conditions experienced during the first quarter of 2021. Valero expects to report a net loss attributable to Valero stockholders in the range of $2.05 to $1.81 per share for the first quarter of 2021. The company expects electricity and natural gas costs incurred primarily by its refining and ethanol business segments to be higher than expected for the first quarter of 2021 due to the impacts of Winter Storm Uri. The preliminary estimated impact of excess energy costs included in the range of net loss attributable to Valero stockholders noted above is $1.18 to $1.14 per share. These estimated excess energy costs are reflected in the table below.

The company will host a conference call on April 22, 2021 at 10:00 a.m. ET to discuss first quarter 2021 earnings results, which will be released earlier that day, and provide an update on company operations and guidance for 2021.

Preliminary Estimated First Quarter of 2021 Financial Information

Although our financial statements for the first quarter of 2021 are not yet complete, certain preliminary estimated financial information is available. Based on such preliminary estimated financial information, we estimate the following ranges of financial information:

FINANCIAL HIGHLIGHTS

(millions of dollars, except per share amounts)

(unaudited)

	Refining (a)		Renewable Diesel		Ethanol		Total
	Low	High	Low	High	Low	High	Low	High
Preliminary estimated statement of income data
Net loss attributable to Valero Energy Corporation stockholders							$(835)	$(735)
Loss per common share - assuming dilution							$(2.05)	$(1.81)
Preliminary estimated impact of estimated excess energy costs
Amount reflected in cost of materials and other	$(65)	$(60)	$—	$—	$—	$—	$(65)	$(60)
Amount reflected in operating expenses (excluding depreciation and amortization expense reflected below)	(470)	(460)	—	—	(60)	(55)	(530)	(515)

Total impact on operating income (a)	$(535)	$(520)	$—	$—	$(60)	$(55)	$(595)	$(575)

Impact of estimated excess energy costs included in loss per common share - assuming dilution							$(1.18)	$(1.14)

(a)	The estimated excess energy costs impacted the operating income of the refining segment regions as follows:

U.S. Gulf Coast region	$(485)	$(475)
U.S. Mid-Continent region	(45)	(40)
Other	(5)	(5)

Total	$(535)	$(520)

The preliminary estimated information set forth above does not represent a comprehensive statement of income for the first quarter of 2021. The final statement of our income for the first quarter of 2021 may vary from our current expectations and may be different from the information described above as our quarterly financial statement close process is not yet complete and additional developments and adjustments may arise between now and the time the financial information for this period is finalized. In addition, these preliminary estimates are not necessarily indicative of the results to be achieved for the remainder of 2021 or in any future period. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. Accordingly, you should not place undue reliance on the preliminary estimated financial information.

Safe-Harbor Statement

Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” “intend,” “target,” “will,” “plans,” “forecast,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements based on numerous factors, including those outside of the company’s control, such as delays in construction timing and other factors, including but not limited to the impacts of severe weather and COVID-19. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission and available on Valero’s website at www.valero.com.

About Valero

Valero Energy Corporation, through its subsidiaries (collectively, “Valero”), is an international manufacturer and marketer of transportation fuels and petrochemical products. Valero is a Fortune 50 company based in San Antonio, Texas, and it operates 15 petroleum refineries with a combined throughput capacity of approximately 3.2 million barrels per day and 13 ethanol plants with a combined production capacity of approximately 1.69 billion gallons per year. The petroleum refineries are located in the United States (U.S.), Canada and the United Kingdom (U.K.), and the ethanol plants are located in the Mid-Continent region of the U.S. Valero is also a joint venture partner in Diamond Green Diesel, which owns and operates a renewable diesel plant in Norco, Louisiana. Diamond Green Diesel is North America’s largest biomass-based diesel plant. Valero sells its products in the wholesale rack or bulk markets in the U.S., Canada, the U.K., Ireland and Latin America. Approximately 7,000 outlets carry Valero’s brand names. Please visit www.investorvalero.com for more information.

Valero Contacts

Investors:

Homer Bhullar, Vice President – Investor Relations, 210-345-1982

Eric Herbort, Senior Manager – Investor Relations, 210-345-3331

Gautam Srivastava, Senior Manager – Investor Relations, 210-345-3992

Media:

Lillian Riojas, Executive Director – Media Relations and Communications, 210-345-5002